EXHIBIT 1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the attached Schedule 13D/A, together with any and all amendments thereto, is filed on behalf of each of us, pursuant to Rule 13d-1 of the General Rules and Regulations of the Securities and Exchange Commission. This Agreement may be executed in several counterparts, each of which may be deemed to be an original, but all of which together will constitute one and the same Agreement.

Date: July 13, 2007
Mr. Nassef Sawiris

Signature:	/s/ NASSEF SAWIRIS

Date: July 13, 2007
Mr. Philip Norman

Signature:	/s/ PHILIP NORMAN

Date: July 13, 2007
NNS Holding
By:	Mr. Nassef Sawiris
Title:	Director

Signature:	/s/ NASSEF SAWIRIS